UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2016, Monarch Casino & Resort, Inc. (the “Company”) appointed Edwin S. Koenig, 48, as the Company’s Chief Accounting Officer, effective immediately.  Mr. Koenig has served as the Company’s Director of Corporate Development and Analysis since May of 2015.  Prior to joining the Company, Mr. Koenig served in various assurance roles at Ernst & Young LLP from November of 2003 to April of 2015.

On March 21, 2016, the Company appointed Richard L. Cooley, 69, as its Vice President of Finance, effective immediately.  Mr. Cooley has served as the Company’s Corporate Treasurer since October of 2012.  Mr. Cooley also served as Controller for the Company’s wholly-owned subsidiary, Golden Road Motor Inn, Inc. d/b/a Atlantis Casino, from March of 1993 through March 1994.  In 1994, Golden Road named Mr. Cooley Vice President of Operations, and Mr. Cooley served in that role until May of 2001 when he was appointed Golden Road’s Vice President of Finance.  Mr. Cooley remained Vice President of Finance for Golden Road until October of 2012 when he was appointed the Company’s Corporate Treasurer.

Neither of Messrs. Koenig’s or Cooley’s compensation was changed by these appointments. There are no arrangements or understandings between Messrs. Koenig or Cooley and any other persons pursuant to which they were appointed to the above positions. There are also no family relationships between either Mr. Koenig or Mr. Cooley and any director or executive officer of the Company and neither have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company is continuing in its search for a new Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino & Resort, Inc.

Date: March 25, 2016	/s/ John Farahi
John Farahi
Chief Executive Officer